Alliance All-Market Advantage Fund

Exhibit 77K



At a meeting of the Audit Committee of the Registrant held on May 2, 2006, the Audit Committee unanimously determined not to re-appoint PricwaterhouseCoopers LLP ("PwC") as independent accountants to audit the Registrant's financial statements for the fiscal year ending
March 31, 2007.  This determination, which was promptly communicated to PwC, was made because the Audit Committee had been informed that
PwC had recently been engaged to audit the financial statements of AllianceBernstein L.P., the Registrant's investment adviser, and it was the judgment of the Audit Committee that it was preferable for the Registrant to have its financial statements audited by other independent accountants. PwC's report on the Registrant's financial statements for each of the Registrant's past two years did not include any adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty,
audit scope or accounting principles.   During the Registrant's two most
recent fiscal years and subsequently, there were no disagreements or events of the type required to be reported pursuant to paragraph (iv) or (v) of Item 304(a)(1) of Regulation S-K. The Audit Committee of the
Registrant expects to appoint new independent accountants in the near future.